Exhibit 10.8

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), made as of this 9th day of January, 2020 (“Effective Date”), by and between JA Connect LLC, a New York limited liability company with an address at 121 Greene Street, Floor 3, New York, New York, 10012 (“Consultant”), and TerrAscend USA Inc., a US-based corporation with an office at 489 Fifth Avenue, 29th Floor, New York, NY 10017, and its affiliates, subsidiaries, successors and assigns (hereinafter, collectively, “Client”). Consultant and Client are each referred to as a “Party” and collectively, the “Parties.”

1.             Services.

1.1           The Client hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent Consultant to provide certain services to the Client on the terms and conditions set forth in this Agreement.

1.2           The Client agrees to retain Consultant to perform the services described in Exhibit A hereto (the “Services”) and Consultant agrees to furnish the Services to the Client on the terms and subject to the conditions set forth in this Agreement.

1.3           The Client shall not control the manner or means by which Consultant performs the Services, including but not limited to, the time and place Consultant performs the Services.

1.4           Subject to Section 3.3, Consultant shall furnish, at Consultant’s own expense, the equipment, supplies and other materials used to perform the Services. The Client shall provide Consultant with access to its premises and equipment to the extent that Consultant deems reasonably necessary for Consultant’s performance of the Services.

2.             Term. The term of this Agreement shall commence on the Effective Date and shall continue “at-will” until the Services are complete, unless earlier terminated in accordance with Article 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

3.             Retainer. Fees and Expenses.

3.1           As full compensation for the Services and the rights granted to the Client in this Agreement, the Client shall pay Consultant the compensation described in Exhibit B.

3.2           The Client shall reimburse Consultant for all documented and reasonable out-of-pocket expenses incurred by Consultant in connection with the Services within thirty (30) days after submission thereof, including, among other things, $7,500 in legal expenses associated with this Agreement, travel, research, publications, and data/software (“Expenses”).

4.             Relationship of the Parties.

4.1           Consultant is an independent Consultant of the Client, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Client for any purpose. Neither Party shall have the authority (nor shall either Party shall hold itself out as having authority) to bind the other Party, and neither Party shall make any agreements or representations on the other Party’s behalf without the other Party’s prior written consent. The Client will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf that may be made available to the Client’s employees, because Consultant is not the Client’s employee. Consultant shall be responsible for all such taxes and/or contributions, including penalties and interest. The Client shall file with the IRS at the end of each calendar year, Form IRS 1099- MISC, in connection with any Fees paid to Consultant hereunder.

5.             Confidentiality.

5.1           Each Party (“Receiving Party”) acknowledges that it will have access to information that is treated as confidential and proprietary by the other Party (“Disclosing Party”), including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel or operations, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). The Parties each agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third Party without the prior written consent of the other Party in each instance, and not to use any Confidential Information for any purpose except as required in the performance of its obligations under this Agreement. The Receiving Party shall notify the Disclosing Party immediately in the event the Receiving Party becomes aware of any loss or disclosure of any Confidential Information. The Parties acknowledge that the disclosure of Confidential Information may predate the Effective Date of this Agreement and that such information shall be governed by the terms of this Agreement.

5.2           Confidential Information shall not include information that, the Receiving Party demonstrates, by a preponderance of the evidence: (a) is or becomes generally available to the public other than through the Receiving Party’s breach of this Agreement; (b) is communicated to the Receiving Party by a third Party that had no confidentiality obligations with respect to such information; or (c) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior notice of such disclosure and an opportunity to contest such disclosure.

5.3           Should the Receiving Party be served with legal process (“Process”) which might otherwise call for the Receiving Party to disclose Confidential Information, the Receiving Party shall promptly advise the Disclosing Party of the same, provide a copy of the Process, and consult with the Disclosing Party regarding what of the Disclosing Party Confidential Information the Receiving Party is believed to have which may be responsive to the Process, so that the Disclosing Party can evaluate its rights, and if necessary, file the appropriate motions to quash and/or for a protective order. The Receiving Party will not, under any circumstances, oppose such motions.

6.             Intellectual Property. The Parties agree that all materials, deliverables, and information prepared and delivered by the Consultant in the course of providing the Services (the “Work Product”) are proprietary and the sole and exclusive intellectual property owned by the Consultant. To the extent that the Client acquires any right, title, or interest in or to any Work Product related to the Services, the Client hereby assigns and transfers to the Consultant, without further consideration, all right, title, and interest on a worldwide basis in and to such Work Product. Absent Consultant’s prior written consent, no claim shall be made by the Client that the work done was “made for hire” or that Consultant was “hired to invent.” Notwithstanding the foregoing, the Client shall have the right to use without further fees such Work Product, and the Consultant hereby grants to the Client an irrevocable, world-wide, non-exclusive and royalty-free license in and to its Work Product that Consultant deems necessary to utilize the Services. Except as otherwise set forth herein, the Client is granted no right or license to use the Work Product except to the extent needed to operate or maintain the Work Product under this Agreement. The Client shall cooperate with and assist the Consultant, without additional compensation, by making necessary assignments and licenses and executing such documents and taking such actions, and making its employees and using commercially reasonable efforts to make independent Consultants available to execute documents and provide information to the Consultant or to the Consultant’s authorized attorneys, agents, or representatives, as necessary.

7.             Representations and Warranties.

7.1           Consultant represents and warrants to the Client that:

(a)           It has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Agreement;

(b)           entry into this Agreement and performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

(c)           Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations (“Laws”); and

(d)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.2           The Client hereby represents and warrants to Consultant that:

(a)            the information supplied to Consultant in connection with the Services shall:

(i)            be true, complete, and correct as of the date of such dissemination; (ii) shall not omit a material fact necessary to make any of such information misleading; and (iii) shall be supplied to Consultant promptly after Consultant’s request therefor, the timing of which shall be “of the essence;”

(b)           entry into this Agreement does not and will not conflict with or result in any breach or default under any other agreement to which Client is subject;

(c)           to the best of its knowledge, Client’s use of intellectual property does not, and will not, infringe upon the rights of any third party;

(d)           it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(e)            Client shall operate its business in compliance with all applicable Laws;

(f)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.             Indemnification. Client hereby agrees to indemnify, hold harmless and defend Consultant and any member, director, officer, employee, shareholder, consultant or agent thereof (the “Indemnified Parties” and each of the foregoing being hereinafter referred to individually as an “Indemnified Party”) from and against any and all claims, liabilities, losses, expenses, fines, penalties, taxes or damages (or any and all actions or proceedings in respect thereof) (collectively “Liabilities”) in any way related to, connected with or arising out of this Agreement, or the general relationship contemplated herein between Client and the Indemnified Parties (the “Indemnification”). Client further agrees that the Indemnified Parties shall receive the benefit of the additional indemnification protections, if any, received by the partners or employees of Client, however this benefit shall not in any way limit the indemnification protections set forth in this paragraph 8 or elsewhere in Agreement, provided, however, that Client will not be responsible for any Liabilities pursuant to this paragraph that are finally judicially determined by a court of final jurisdiction to have resulted solely from such Indemnified Party’s willful gross neglect wherein, for the purposes of determining willful gross neglect, no act shall be considered “willful” unless it is done in absolute bad faith and without any reasonable belief that it was in the best interest of Client. Without limiting the generality of the foregoing, Indemnification shall include any criminal action or proceeding involving the Client that Consultant had no reasonable cause to believe its conduct was unlawful, it being understood and agreed that the Client’s business may be in violation of Unites States state and federal law governing Cannabis, and that such conduct is hereby deemed a covered loss.

9.             Insurance. During the Term, the Client shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, with policy limits sufficient to protect and indemnify Consultant and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members and controlling persons, from any losses resulting from the acts, conduct, or omissions by the Client, its agents or employees. Consultant shall be listed as additional insured under such policy, where applicable. The Client shall forward to Consultant, a certificate of insurance verifying such insurance upon Consultant’s written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a 30-day notification period and that Consultant will be immediately notified in writing of any such notice of termination.

10.           Termination.

10.1         This Agreement may be terminated as follows:

(a)            Consultant may terminate this Agreement immediately and without notice in the event that:

(i)           The Client commences any case, proceeding, or other action: (A) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts; or (B) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets; or the Client makes a general assignment for the benefit of its creditors;

(ii)          There is commenced against the Client any case, proceeding, or other action of a nature referred to in Section 10(a)(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, or unbonded for a period of sixty (60) days;

(iii)         There is commenced against the Client any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entity of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(iv)         The Client is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due; and/or

(v)          The Client takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.1(a) above.

(b)           Either Party may terminate this Agreement for any reason upon the giving of ninety (90) days prior written notice.

10.2         Upon expiration or termination of this Agreement for any reason, each Party shall promptly, as applicable:

(a)           deliver to the other Party, all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on Confidential Information;

(b)           permanently erase all of the Confidential Information from each Party’s respective computer systems; and

(c)           certify in writing to the other Party that such Party has complied with the requirements of this Section.

10.3        The terms and conditions of Sections 10.2, this Section 10.3, and Articles 4-9 and Articles 11 and 13-21, shall survive the expiration or termination of this Agreement, together with any other provision that reasonably ought to so-survive.

11.           Other Business Activities. During the Term of this Agreement, Consultant will not engage in any work, paid or unpaid, that creates an actual conflict of interest with Client. Notwithstanding the generality of the foregoing, nothing shall in any way preclude Consultant or its members or affiliates from: (i) engaging in any business activities or performing services for its or their own account or for the account of others in connection with a license, permit, or other approval for retail and delivery of cannabis products in any “Northeast market;” (ii) engaging in any activity outside of the cannabis industry; and/or (iii) making passive investments in the cannabis industry in entities other than Client and its affiliates.

12.           Services Not Performed By Consultant. Although Consultant may comment upon Client’s legal documents (or lack thereof), financial statements or other documentation in the course of performing the Services, Client acknowledges that Consultant is not an attorney, nor is Consultant providing accounting or auditing services or opining on representations made in financial statements. Client further acknowledges that Client should consult with its own legal, tax, and/or financial advisors regarding any matters requiring legal, tax, and/or financial advice, respectively. Consultant welcomes the opportunity to coordinate with Client’s legal or auditing service providers as requested by Client. Consultant also is not registered with the Securities and Exchange Commission as a “broker-dealer” under the Exchange Act, nor is Consultant an “investment advisor” under the Investment Advisors Act of 1940 or in any other capacity. Consultant is also not registered with any state securities commission as a “broker-dealer,” “investment advisor,” or in any other capacity. The Services provided herein are for informational purposes only, and Consultant’s mention of any particular security, portfolio of securities, transaction, or investment strategy shall not constitute a representation that such is suitable for any specific purpose. Client understands that Consultant will not advise Client with respect to the nature, potential, value, or suitability of any particular security, portfolio of securities, transaction, or investment strategy, or other related matter. To the extent that any of the information provided by Consultant may be deemed to be investment advice, such information is impersonal and not tailored to the specific needs of Client. Client acknowledges that it is, and agrees to be, responsible for its own business decisions. Consultant will not accept any finder’s fees related to any financings involving investors.

13.           Limitation on Liability. To the fullest extent permitted by law, notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client’s lost profits, or special incidental, punitive, or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Client under any circumstances exceed the amount of cash compensation actually received by Consultant from Client under this Agreement. Further, Consultant shall not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

14.           Assignment. Neither Party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other Party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the Parties hereto and their respective successors and assigns. This Agreement shall also be enforceable against Client’s “Affiliates,” defined for purposes of this Agreement as any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Client.

15.           Publicity. All news releases, publicity, promotions, marketing, advertising, or fundraising by the Client through any media which refers to or mentions Consultant and/or the name, image, identity, biographical information, and/or likeness of any member of Consultant shall be subject to the prior written approval of Consultant.

16.           Choice of Law; Venue; Dispute Resolution; Arbitration.

16.1         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Each Party irrevocably submits to the exclusive jurisdiction and venue of the state courts located in the City, County, and State of New York in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

16.2         The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.

(a)           Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity: (a) a statement of each Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that party and any other person who will accompany the executive. Within thirty (30) days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.

(b)           Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of business of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.

(c)           All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts, and attorneys, are confidential, privileged, and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non- discoverable as a result of its use in the negotiation.

(d)           At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement, except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of Paragraphs 17.2(a)-(c) above.

(e)           All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 17.2 above are pending and for fifteen (15) calendar days thereafter. The Parties will take such action (if any) required to effectuate such tolling.

16.3         If the matter is not resolved by negotiation pursuant to Section 17.2 above, then the matter will proceed to arbitration as set forth below.

16.4         Any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by confidential, binding arbitration in the State and County of New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

16.5         Due to the unique nature of Client’s business, any and all references in this Agreement to “Laws,” “applicable laws” and/or “governing body” and/or “governmental agency” shall specifically and intentionally exclude any federal law, rule or regulation of any federal governmental agency or body that identifies or classifies the growing, production, manufacture, sale and/or possession of Cannabis as a crime or otherwise prohibits the growing, production, manufacture, sale and/or possession of Cannabis, including, but not limited to, the Federal Controlled Substances Act (CSA). Neither Party shall interpose a defense of illegality pursuant to the CSA as a defense to enforcement of this Agreement.

17.           Trading in TerrAscend Stock. The Client has specific rules with respect to trading in Client shares. Contractor/Employee agrees to only purchase or sell Client stock in compliance with such policies and procedures, which include black-out periods. If there is any discrepancy between the brief outline of the plan provided herein and the Insider Trading Policy, the Policy document will prevail. The Client will provide a copy of its Insider Trading Policy on trading in TerrAscend stock upon your acceptance of this agreement.

18.           Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.

19.           Attorneys’ Fees. If any suit or action is instituted to interpret and/or enforce this terms of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue (as determined by the court or arbitrator, as applicable) shall be entitled to recover, with respect to such issue, reasonable attorneys’ fees and costs, including, without limitation, costs associated with any experts and/or investigations that may be incurred in the preparation, prosecution, and/or defense of such suit or action, and if any appeal is taken from such decision, reasonable attorneys’ fees as determined on appeal.

20.           Force Majeure. Neither Party shall be responsible for failure to perform under this Agreement, when and to the extent such failure is caused by or results from acts beyond the Parties’ reasonable control, including but not limited to, fires, civil disobedience, riots, embargoes, explosions, rebellions, strikes or work stoppages (except those involving the employees or agents of the party seeking the protection of this clause), acts of God or acts of any governmental authority or any other similar occurrence (each a “Force Majeure Event”). In the event of a Force Majeure Event, the Party adversely affected shall give prompt notice of such event to the other Party, and use commercially reasonable efforts to end the failure to perform and minimize the effects of such Force Majeure Event.

21.           Non-Solicitation Covenant. Consultant agrees that during his employment with the Client, and for a period of six (6) months following termination of Consultant’s employment with the Client (i) by Consultant for any reason whatsoever, or (ii) by Client with Cause (defined below), Consultant will not, directly or indirectly through another person or entity:

(a)           Employ, assist in employing, recruit, hire, or engage in business with (other than on behalf of the Client), any employee, consultant, independent contractor, member, officer or agent of the Employer;

(b)           Solicit, induce or attempt to induce, encourage or attempt to encourage any employee, consultant, independent contractor, member, officer or agent of the Client to terminate or diminish said relationship with the Client; and

(c)           Solicit, induce or attempt to induce, or encourage any third party, including any customer, client, investor, supplier or vendor the Client, to terminate or diminish its business relationship with the Client.

Notwithstanding the above, Consultant can employ, recruit, hire, engage, or work with any consultants or independent contractors provided it does not diminish their relationship with the Company.

22.           Miscellaneous.

22.1         Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile, or e-mail of a PDF document (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving Party has received the Notice and (b) the Party giving the Notice has complied with the requirements of this Section. If Notice is to Consultant, a copy of such Notice shall be provided via email to Consultant’s attorneys (which such copy shall not satisfy the Notice requirement): Lauren Rudick, Esq. Hiller, PC, lrudick@hillerpc.com.

22.2         Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

22.3         No Modifications; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive or limit that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

22.4         Severability. If any term or provision of this Agreement is declared invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Such declaration shall not, in and of itself, affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision. Upon such declaration, this Agreement shall be reformed, and the term deemed invalid, illegal and/or unenforceable shall be replaced by a provision that most closely, to the extent possible, reflects the letter and spirit of the invalid, illegal and/or enforceable provision.

22.5         Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22.6         Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

22.7         Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

ACCEPTED AND AGREED:

TERRASCEND USA INC.

By:	/s/ Brian Feldman
Name:	Brian Feldman
Title:	President
Date:	January 9, 2020

JA CONNECT LLC

By:	/s/ Jason Ackerman
Name:	Jason Ackerman
Title:	Principal
Date:	January 9,2020

EXHIBIT A
SCOPE OF WORK

Consultant shall designate, and Client shall accept, Jason Ackerman, to perform the Services described below, for 3.75 days/week (on average) during the Term:

-	Perform an overall business assessment;

-	Drive an aligned strategy between Client and any US-based affiliates;

-	Build a consolidated financial view to help run Client’s business;

-	Develop continuous operating rhythms of Client’s business; and

-	Provide continuous guidance to Client’s leadership team on operations, finance and strategy.

It is expressly understood that Consultant will be providing the Services solely in the United States. Notwithstanding anything herein to the contrary, including Section 4.1 of this Agreement, Client hereby agrees to indemnify, hold harmless or otherwise reimburse Consultant for any required withholding tax or other Canadian tax related liability, claim, expense or other cost that may be incurred by Consultant as a result of any work that may be performed by Consultant in Canada on Client’s behalf or on behalf of any Canadian-based affiliate of Client.

EXHIBIT B
COMPENSATION

In consideration for performance of the Services, Client shall pay Consultant:

1.	A monthly fee of $40,000 in advance (the “Monthly Fee”). Each Monthly Fee shall be due on the first of each month, and the first month shall be pro-rated accordingly to include the time between the execution of this Agreement and such date. Payments of the Monthly Fee received more than thirty (30) days after the due date are subject to a one and a half (1.5%) percent per month, non-compounded late fee. The Client acknowledges that Consultant may immediately suspend its performance of the Services in the event that the Client fails to comply with the funding requirements under this Agreement.

2.	3,000,000 options (the “Options”) in TerrAscend Corp, a Canadian entity, in accordance with the TerrAscend Corp.’s Stock Option Plan (the “Option Plan”). Notwithstanding anything to the contrary contained in the Option Plan, including, without limitation, the 90-day limitation set forth in Section 4.10.1.2.1, assuming Consultant has been in the role through January 8, 2021, the Options will expire after 10 years from the Effective Date of this Agreement (unless such sooner date is otherwise agreed to by Consultant in writing).

a.	Except as otherwise provided herein, the Options will vest in equal increments on the 12-month, 24-month and 36-month anniversary date from November 1, 2019, provided that Consultant is providing the Services to the Client on each of the corresponding dates.

b.	In the event of a Change of Control of TerrAscend Corp. (as defined in the Option Plan) that does not include Jason Wild or an affiliate thereof, 100% of the Options will accelerate and vest immediately.

c.	Notwithstanding anything to the contrary above, in the case of a termination of Consultant by the Client in the absence of Cause (defined below), or Consultant’s resignation for any reason from all activities relating to the Client or its affiliates, Consultant’s remaining unvested Options will immediately vest on a pro-rata basis based upon the number of months worked compared to the 36-month total vesting period under the Options PROVIDED THAT unless Consultant is terminated with Cause, if such termination or resignation occurs after May 1, 2020, an additional number of Options shall vest such that a minimum of 50 percent of the Options vest. Notwithstanding the foregoing, as long as Consultant or an affiliate thereof serves in a consulting capacity for Client or a U.S. based affiliate of Client, the Options shall continue to vest under Section 2 above. “Cause” shall mean: (i) conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a charge by a law enforcement officer for, conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to a misdemeanor involving fraud, dishonesty or an act of moral turpitude, (provided that such conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a misdemeanor threatens the integrity of any cannabis license held by Client); (ii) the willful commitment of any act of dishonesty in connection with Consultant’s appointment herein, or other willful gross misconduct involving Client, (iii) willful failure or refusal to materially comply (to the best of Consultant’s ability) with any of the Client’s written policies and procedures, including the Client’s Standard Operating Procedures and Policies, provided that to the extent such refusal or failure is susceptible to cure, it is not fully, completely, and permanently cured to the best of Consultant’s ability within thirty (30) business days after Consultant’s receipt of written notice from Client. For purposes of this definition, no action or inaction will be considered “willful” unless done or omitted to be done without good faith or without Consultant’s reasonable belief that the action or omission was in the best interests of the Client, as determined by the arbitrator.